Exhibit 10.1

Computer Task Group, Incorporated

800 Delaware Avenue

Buffalo, New York 14209

July 19, 2016

Clifford Bleustein

8 Katsura Drive

Purchase, NY 10577

Re: Separation Agreement

Dear Mr. Bleustein:

You and Computer Task Group, Incorporated (the “Company”) have mutually agreed that you are resigning as Chief Executive Officer, President and a director of the Company and its subsidiaries effective as of July 21, 2016. In consideration of your waiver of the notice period set forth in the Employment Agreement (the “Employment Agreement”), by and between you and the Company effective as of March 12, 2015, the Company shall pay you an additional lump sum payment equal to the base salary you would have earned for an additional 60 day period (in the amount of $82,192.00). In addition, your 200,000 non-qualified stock options granted pursuant to the Company’s 2010 Equity Award Plan will continue to vest on the original vesting schedule (i.e., 100,000 will vest on April 6, 2017 and 100,000 will vest on April 6, 2018) and each tranche of such options will terminate 89 days after the relevant vesting date.

In addition, you will receive the benefits set forth in Section 9(a) of the Employment Agreement, including a lump sum equivalent to your base salary and cash-based incentive compensation in the amount of $1,011,065 and the health and other benefits specified in Section 9(a) of the Employment Agreement, on the 8th day following your execution of the Release of Claims (in the form attached hereto) without revocation.

You will not make any disparaging, false or adverse statements about the Company or the Released Parties (as defined in the Release of Claims). You will characterize your termination of employment as a “resignation by mutual agreement.” The Company should report to you any actions or statements that are attributed to you that the Company believes are disparaging. The Company may take actions consistent with breach of this Separation Agreement should it determine that you have disparaged or made false or adverse statements about the Company or the Released Parties.

The Company’s officers and directors will not make any disparaging, false or adverse statements about you. The Company will characterize your termination of employment as a “resignation by mutual agreement.” You should report to the Company any actions or statements that are attributed to the Company’s officers and directors that you believe are disparaging. You may take actions consistent with breach of this Separation Agreement should you determine that the Company’s officers and directors have disparaged or made false or adverse statements about you.

If the foregoing terms are acceptable to you, please indicate your acceptance by signing below. Please email a signed copy of the agreement to Dan Sullivan at danjsullivan3@gmail.com and Peter Radetich at Peter.Radetich@ctg.com no later than 3 p.m. Eastern time on Thursday, July 21st. This offer shall be null and void if it has not been executed by you and returned to us by the time specified in the immediately preceding sentence.

Very truly yours,

/s/ Daniel J. Sullivan
Daniel J. Sullivan Chairman By order of the Board of the Directors Computer Task Group, Incorporated

Agreed and accepted as of the 19th day of July, 2016:

/s/ Clifford Bleustein
Clifford Bleustein